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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-89053) pertaining to the 1996 Non-Employee Director Stock Option Plan, the 1996 Stock Option and Restricted Stock Plan, the 1999 Employee Stock Purchase Plan and the 1999 Stock Plan of E-Stamp Corporation, the Registration Statement (Form S-8 No. 333-31902) pertaining to the 1999 Employee Stock Purchase Plan and the 1999 Stock Plan of E-Stamp Corporation, and the Registration Statement (Form S-8 No. 333-42566) pertaining to the Infinity Logistics Corporation 1998 Stock Option Plan, of our report dated February 20, 2001, with respect to the financial statements of E-Stamp Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2000.

                                          /s/ Ernst & Young LLP

Palo Alto, California
March 28, 2001